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                                                                      Exhibit 21


                                  SUBSIDIARIES


Subsidiaries of Global Health Sciences, Inc.

Global Health Sub, Inc. (100% owned by Global Health Sciences, Inc.) D&F Industries, Inc. (100% owned by Global Health Sub, Inc.)
Raven Industries, Inc. (100% owned by Global Health Sub, Inc.)
Dynamic Products Inc. (100% owned by Raven Industries, Inc.)
West Coast Sales (100% owned by Raven Industries, Inc.)
American Ingredients, Inc. (100% owned by Global Health Sub, Inc.)